EXHIBIT 10.16
MASTER AGREEMENT FOR
PROJECT MANAGEMENT SERVICES
     This Agreement is made as of                     , 2006 by and between Grubb & Ellis Management Services, Inc. (hereinafter referred to as “Manager”), and Grubb & Ellis Realty Advisors, Inc. (hereinafter referred to as “Client”).
     WHEREAS, Client wishes to retain Manager to provide services with respect to consulting and project management of interior office space and/or building infrastructure improvements on the following terms and conditions; and
     WHEREAS, Manager wishes to provide such services on the following terms and conditions.
     NOW THEREFORE, in consideration of the payment hereinafter specified to be made by the Client, and in consideration of the agreements and mutual covenants of the parties herein contained, the parties hereto hereby agree as follows:
SECTION I. SCOPE OF SERVICES
1.1 Basic Services. From time to time upon the request of Owner evidenced by the issuance of a “Project Authorization” (as defined below), Manager shall perform the project management services described in Exhibit A (“Services”) with respect to one or more of Client’s construction projects (a “Project”). Upon Client’s request, Manager may also perform planning and other consulting services upon the request of Client. The specific scope of said consulting services is defined in Exhibit A and the Project Authorization. Manager shall be compensated for the performance of Services as described in Section 6 below.
1.2 Project Authorization. Each Project Authorization shall be substantially in the form attached hereto as Exhibit B and executed by Client and Manager. Each Project Authorization shall include the following information:
(i)	a description of Client’s Project;

(ii)	the location of the Project;

(iii)	the estimated size of the contemplated Project, expressed in “rentable square feet” (as generally defined in the specific market);

(iv)	as estimated schedule for the Project;

(v)	the names of the individuals designated as Authorized Representatives (as defined in Section 2 below) for the Project;

(vi)	the Project Fee (as defined in paragraph 6.1 below) for the Project; and

(vii)	if applicable, the scope of consulting services to be performed by Manager.
Upon execution by Client and Manager, each Project Authorization shall be deemed incorporated into and made a part of the Agreement.

The execution by Client and Manager of a Project Authorization shall constitute Manager’s authority to proceed to provide Services with respect to a particular Project. Manager shall not be obligated or authorized to perform any Services with respect to any Project until a Project Authorization for such Project has been signed by both Owner and Manager.
1.3 Additional Service Providers. Client and Manager acknowledge and agree that Client may require the services of architects, space planners, engineers, interior decorators, general contractors and/or other consultants and contractors in connection with the Project (“Additional Service Providers”). Manager shall cooperate with and coordinate such Additional Service Providers in order to achieve Client’s objectives for the applicable Project. At the request of Client, Manager shall advise Client with respect to the use of Additional Service Providers. It is expressly agreed and understood, however, that Manager shall not be responsible to engage any Additional Service Providers; and all Additional Service Providers shall be engaged directly by Client and shall be compensated by Client.
SECTION 2. MANAGER’S DUTIES AND STATUS
2.1 Manager shall perform the Services with care, skill, and diligence, in accordance with the standards applicable generally to professionals performing similar services.
2.2 Except as set forth below, Manager shall assume all duties under this Agreement as an independent contractor. Client shall have no control or supervision over the particular manner or method by which Manager accomplishes the performance of the Services, such matters being in the exclusive charge and control of Manager. Manager shall comply with all laws and all legal requirements of any governmental bodies having jurisdiction over Manager with respect to the Services to be performed hereunder.
2.3 Manager shall designate an Authorized Representative as well as a project manager for each Project who will have primary responsibility and accountability to the Client for such Project. Manager’s Authorized Representative shall have authority to act for Manager with respect to all matters arising under this Agreement and shall have the power to bind Manager with respect to any consents, approvals, waivers and/or modifications of this Agreement.
2.4 Client shall also designate an Authorized Representative for each Project. Client’s Authorized Representative shall have authority to act for Client with respect to all matters arising under this Agreement and shall have the power to bind Client with respect to any consents, approvals, waivers and/or modifications to this Agreement.
SECTION 3. TERM
3.1 This Agreement shall commence upon the consummation of an acquisition by the Company, through a purchase, asset acquisition or other business combination, of one or more commercial real estate properties and/or assets, including by acquisition of an operating company, and shall remain in full force and effect until terminated without cause pursuant to this Section 3 or as provided in Section 6 below. Either party may terminate this Agreement, with or without cause, upon 60 days prior written notice to the other party.
SECTION 4. PROJECT ASSIGNMENTS

4.1 Upon execution of a Project Authorization, Manager shall assign a project manager, and additional personnel if necessary, to perform Services for the Project. Such project manager shall provide and coordinate all Services through completion of such Project.
SECTION 5. COMPENSATION
5.1 Manager’s Fee. Manager shall be paid a fee for performing Services (the “Project Fee”) in accordance with Exhibit C attached hereto, based upon the schedule and the estimated total project costs of the Project as set forth in the Project Authorization.
5.2 Payment of Fee. The Project Fee for each applicable Project shall be paid monthly based on the total project costs actually paid by Client for the immediately preceding month.
5.3 Terms of Payment. Manager shall issue invoices to Client each month stating, in reasonable detail, the portion of the Project Fee earned and payable each month. All fees and other compensation and reimbursable expenses of Manager shall be due and payable by Client to Manager within thirty (30) days of receipt by Client of Manager’s invoice, unless otherwise specifically set forth herein. All payments due from one party to the other under this Agreement shall be due and payable thirty (30) days following demand therefore, and failure to make such payments shall constitute a default under this Agreement. Delinquent payments hereunder shall earn interest at the greater of: (i) the rate of two percent (2%) per month or (ii) the maximum rate permitted by law from the date due until paid.
5.4 Expenses. In addition to the Project Fee, Client shall reimburse Manager for any out-of-pocket expenses incurred by Manager in connection with the Project. Such expenses are described in Exhibit C. Manager shall invoice Client for reimbursable expenses on a monthly basis.
5.5 Adjustments to Project Authorization. Prior to commencement of each phase of the Project, Client and Manager shall review the Project Authorization to determine whether any adjustments to the rentable square footage of the Project or the expected duration of the applicable phase of the Project should be made. Any such adjustments must be approved in writing by Client and Manager, and upon such approval, the amount of payment of the Project Fee shall be adjusted accordingly.
5.6 Additional Services. Manager shall not perform any services not included in the Services described in Exhibit A (“Additional Services”) without prior written authorization by Client. If Additional Services are required due to circumstances beyond Manager’s control, Manager shall notify Client prior to commencing such services. If Client deems that Additional Services are not required, Client will give prompt written notice to Manager, and Manager shall have no obligation to provide those services. If Client desires Manager to perform Additional Services, and Manager agrees, the parties shall modify this Agreement in writing to provide for performance by Manager of the Additional Services and the Project Fee shall be increased as set forth in Section 2.0 and Section 3.0 of Exhibit C.
SECTION 6. TERMINATION

6.1 Termination for Cause. This Agreement may be terminated by either party hereto for cause, immediately upon delivery of notice by the terminating party to the non-terminating party. “Cause”, as used in this Section 6.1, shall mean: (i) the failure of a party to perform or comply with any of its material obligations hereunder at the time or times and in the manner required under this Agreement without attempting to diligently and continuously commence curing such failure within thirty (30) days of receipt by the non-performing party of notice of such failure, or (ii) the election by Client to cancel the Project for any reason.
6.2 Payment Upon Termination. If Client elects to cancel a Project or to terminate Manager’s performance in accordance with Section 3 or Section 6.1, then Manager shall receive the portion of the Project Fee earned to the date of termination in accordance with the total project costs incurred through the date of termination. In the event of termination by Client under Section 3 or Section 6.1, clause (ii), Manager shall also receive payment for reimbursable expenses and other reasonable costs incurred due to termination. Manager shall receive payment of all outstanding Project Fees and reimbursable expenses within ten (10) days following the cancellation of, or termination of Services with respect to the applicable Project.
SECTION 7. INDEMNIFICATION
7.1 Manager’s Indemnification Obligations. Manager shall indemnify, defend (with counsel reasonably acceptable to Client) and hold Client, its parent, subsidiaries, affiliates, and the employees, partners, officers, directors, members, shareholders and agents of each (“Client Indemnitees”) harmless from any and all losses, liabilities, costs and expenses (including without limitation actual attorney’s fees, expert witness fees and court costs) (except to the extent covered by insurance carried by Client and/or any Additional Service Provider), arising out of claims by third parties and sustained or incurred by or asserted against any Client Indemnitees by reason of or arising out of Manager’s gross negligence, intentional misconduct or fraud.
7.2 Client’s Indemnification Obligations. Client shall indemnify, defend (with counsel reasonably acceptable to Manager), and hold harmless Manager, its subsidiaries, affiliates and the employees, partners, officers, directors, members, shareholders and agents of each from and against all losses, liabilities, costs, and expenses (including, without limitation, reimbursement of actual attorney’s fees, expert witness fees and court costs) incurred either as a defendant or witness and arising from the performance of its obligations under this Agreement, except to the extent such liabilities, costs and expenses arise out of Manager’s gross negligence, intentional misconduct or fraud.
SECTION 8. INSURANCE
8.1 Manager’s Insurance. Manager shall maintain the following insurance, at its own expense:
(i) Workers’ compensation insurance, to the extent of the statutory limits required by applicable law, and employer’s liability insurance in the minimum amount of $1,000,000 each accident, $1,000,000 disease each employee and $1,000,000 disease policy limit.
(ii) Commercial general liability insurance (primary and umbrella/excess) on an occurrence policy form with limits of not less than Five Million Dollars ($5,000,000) each occurrence and

Five Million Dollars ($5,000,000) aggregate for bodily injury, personal injury and property damage including: contractual liability, products and completed operations liability. Client, its parent and subsidiaries are to be named as additional insureds.
(iii) Professional liability (errors and omissions) insurance in the amount of no less than $1,000,000 each claim and $1,000,000 aggregate. Such insurance coverage shall be on a claims made basis and shall remain in force for the term of this Agreement and for two (2) years following expiration or termination of this Agreement.
The foregoing policies are collectively referred to as “Manager’s Policies.” Manager’s Policies must be maintained with companies having an A.M. Best’s rating of A- VII or better. Manager shall provide Client with certificates of insurance evidencing Manager Policies within ten (10) days of the execution of this Agreement. The insurance certificate(s) shall provide for thirty (30) days’ prior written notice prior to policy cancellation, non-renewal, or reduction in coverage below the limits required herein.
8.2 Client’s Insurance. Client shall maintain the following insurance, at its own expense:
(i) All-risk property insurance, including earthquake and flood, covering the full replacement cost of the real property at which the Project is performed.
(ii) For Project work, Client will provide at its expense (or will cause its general contractor to provide) and naming Manager as an additional insured, builders risk insurance for construction that covers all-risk perils including earthquake, floor, fire, and theft of materials stored at or within 1,000 feet of the Project site. Loss of Manager’s tools and equipment is not covered by such insurance and Client shall have no liability for their loss. Client and/or Client’s Additional Service Providers shall bear the risk of loss for any materials, equipment and work-in-progress to be used for or incorporated into the Project and Manager shall have no responsibility to Client or to any Additional Service Provider, or liability under this Agreement for any such loss of materials, equipment and/or work-in-progress during shipping, delivery, storage, installation or testing.
(iii) Commercial general liability insurance (primary and umbrella/excess), on an occurrence policy form with limits of not less than Ten Million Dollars ($10,000,000) each occurrence and Ten Million Dollars ($10,000,000) aggregate for bodily injury, personal injury and property damage, including contractual liability coverage, and owners and contractors protective liability.
The foregoing policies are collectively referred to herein as the “Client’s Policies.” Manager, its parent and subsidiaries shall be named as insureds under Client’s commercial general liability and umbrella excess liability insurance policies in its capacity as project manager of the Project. Client’s commercial general liability and umbrella/excess liability insurance policies shall be primary and non-contributory with any commercial general liability and umbrella/excess liability insurance policies carried by Manager with respect to any claims arising out of the performance or non-performance of Manager’s Services within the scope of its responsibilities under this Agreement or the condition of the real property which is the site of any Project. Client shall provide Manger with certificates of insurance evidencing Client’s policies within ten (10) business days of the execution of this Agreement. Companies with which the insurance is placed shall have received an A.M. Best’s rating of A- VII or better. The insurance certificate(s) shall provide for not less than thirty (30) days written notice to Manager prior to policy cancellation, non-renewal or reduction of coverage below the limits required herein.
8.3 Mutual Waiver. All property insurance policies required of each of the parties hereunder shall contain appropriate clauses pursuant to which the respective insurance carriers shall waive all rights of subrogation with respect to losses payable under such policies. In addition, each party hereby waives all rights of recovery against the other party for damage or loss to the waiving party’s real and personal property.
8.4 Additional Service Providers’ Indemnification and Insurance. To the extent that Client enters into contracts with Additional Service Providers, Client shall require in such contracts that the Additional Service Provider (i) includes Manager as an additional insured under the Additional Service Provider’s commercial general liability, automotive liability and umbrella/excess liability insurance policies, (ii) includes Manager in the list of parties indemnified by Additional Service Provider under its contract, and (iii) otherwise provides Manager with the same insurance and indemnification benefits as are provided to Client under the contract (in relation to the services provided by the Additional Service Provider with respect to the Project).
SECTION 9. CONFIDENTIALITY
9.1 Except as may be required by any governmental entity having jurisdiction over Manager, Manager shall not disclose any confidential information that Client makes available to Manager to any third party. Manager agrees to limit access to such information to those employees reasonably requiring such access for purposes of this Agreement and shall require that its employees maintain the strictest confidence concerning such confidential information.
SECTION 10. LIMITATION OF LIABILITY
10.1 Neither party shall have the right to make a claim against the other party for damage or destruction of either party’s property in connection with the performance of the Services, and both parties waive any such claims. In addition, both parties waive any claims for consequential, punitive, exemplary or similar damages against the other party.
SECTION 11. FORCE MAJEURE
11.1 Except as otherwise provided for herein, any obligation of either party hereto shall be suspended to the extent and for so long as the performance of such obligation is prevented or hindered in whole or in part by reason of strikes, acts of God, federal, state, county, or municipal laws, rules, orders, or regulations, or for any other cause, except financial inability, which are beyond the reasonable control of the party claiming such suspension. Where such a suspension occurs, the party so affected shall inform the other party in writing and both parties shall use their best efforts to resume the performance of their obligations hereunder as soon as is practicable.
SECTION 12. HAZARDOUS MATERIALS

12.1 The Client recognizes that Manager is not an expert with respect to the detection, control, handling, removal or supervision of activities related to Hazardous Materials (as defined in below). The Client acknowledges that such Hazardous Materials are, or in the future may become, the subject of local, state or federal laws and/or regulations requiring special handling, control or removal. The Client shall retain such Hazardous Materials consultants and legal experts as are necessary to determine the nature and extent of any Hazardous Materials on the real property where the Project is being performed, as well as what steps are prudent or appropriate to handle, control or remove such Hazardous Materials. Manager shall have no responsibilities with respect to such Hazardous Materials, and the Client agrees to defend, indemnify and hold Manager harmless from and against any and all claims, demands, damages, liabilities, costs and expenses, including but not limited to court costs and experts’ and attorneys’ fees arising out of or in any way related to Hazardous Materials on the real property where the Project is being performed.
For purposes of this Agreement, “Hazardous Materials” means and includes any hazardous substance or any pollutant or contaminant defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, the Toxic Substances Control Act, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect, or any other hazardous, toxic or dangerous waste substance or material, including without limitation, any fungus, yeast or mold, and/or any spores or toxins emanating therefrom.
SECTION 13. AMERICANS WITH DISABILITIES ACT
13.1 The Americans With Disabilities Act is intended to make many business establishments equally accessible to persons with a variety of disabilities; modifications to real property may be required. State and local laws also may mandate changes. Client expressly acknowledges and agrees that Manager is not qualified to advise Client as to what, if any, changes to the Project and/or the real property where the Project is being performed may be required now, or in the future. Client further expressly acknowledges and agrees that Client should consult the attorneys and qualified design professionals of its choice for information regarding these matters.
SECTION 14. COMPLETE AGREEMENT
14.1 This Agreement and all Exhibits attached hereto, which are incorporated herein by this reference, contain the entire agreement between the Client and Manager with respect to the Projects and supersedes and replaces all previous agreements whether written or oral, with respect to the subject matter of this Agreement. This Agreement may not be changed, modified, amended, or discharged, except by an agreement in writing.
SECTION 15. NOTICES
15.1 The addresses for service of any notices and reports thereunder of the Client and Manager shall be respectively as follows:

Client	Manager

Grubb & Ellis Realty Advisors, Inc.	Grubb & Ellis Management Services, Inc.
2215 Sanders Road, Suite 400	2215 Sanders Road, Suite 400
Northbrook, IL 60062	Northbrook, Illinois 60062
Attn: General Counsel	Attn.: President

Copy To:

Grubb & Ellis Management Services, Inc.
2215 Sanders Road, Suite 400
Northbrook, IL 60062
Attn: General Counsel
15.2 Any notice required or permitted to be given hereunder shall be hand delivered, sent by nationally recognized delivery service, or sent by registered mail, return receipt requested, to the Client or Manager at its respective address shown above. Any such notice shall be deemed to have been received by the party to whom it is addressed on the date and at the time it is so delivered.
SECTION 16. APPLICABLE LAW
16.1 This Agreement shall be construed under and interpreted in accordance with the internal laws of the State of Illinois.
SECTION 17. SURVIVAL
17.1 The provisions of Sections 6, 7, 9, 10, 15 and 18 of this Agreement shall survive the expiration or termination of the Agreement.
SECTION 18. NON-SOLICITATION OF EMPLOYEES
18.1 Client agrees not to, directly or indirectly, hire or engage, or arrange for or attempt to arrange for or persuade any other person to hire or engage, any employee of Manager while such employee is employed by Manager and for a period of one year after the termination of such person’s employment by Manager, including without limitation, engaging such Manager employee or former employee as an independent contractor or as an employee of any person other than Manager or any affiliate of Manager.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Client	Manager
GRUBB & ELLIS REALTY ADVISORS, INC.	GRUBB & ELLIS MANAGEMENT SERVICES, INC.

By:	By:

Name:	Name:

Its:	Its:

EXHIBIT A
SERVICES [A-1]
1.0 Manager shall perform the following planning services in connection with a Project:
➢	Organizational Planning, where Client’s goals, strategies, and functional controls are established

➢	Resource Planning, the staff, capital, and services required to deliver space and/or infrastructure improvements are forecast, tracked, and managed, and

➢	Project Planning, where the project(s) required to deliver physical space and/or infrastructure improvements is defined in terms of scope of work and schedule
2.0 Manager shall perform the following project management services in connection with a Project:
          Project Planning
■	Define project goals in terms of cost, schedule and physical requirements.

■	Determine necessary design team members, i.e., architect, engineer, etc.

■	Prepare request for proposal and solicit proposals from architect, engineer, etc.

■	Review proposals, interview and make architect and engineer award recommendation

■	Prepare and negotiate architect and engineer contracts on behalf of Client

■	Prepare project master schedule

■	Determine other necessary capital requirements associated with the transaction

■	Manage architectural and engineering program and obtain user approval

■	Review with Client project financial assumptions as they relate to tenant improvements/infrastructure improvements

■	Present Project Planning findings — set project performance criteria

EXHIBIT A
SERVICES
          Develop Alternatives
■	Review program with Client, confirm and verify assumptions

■	Determine technical requirements, i.e., computer room, back-up power, specialty lighting, specialty systems, etc.

■	Assist with the preparation of technical and tenant improvement section of building request for proposal

■	Prepare detailed, cost weighted building analysis of shortlist candidate buildings

■	Manage test fit space planning process

■	Obtain and review detailed tenant improvement budget for each test fit plan. Budget includes design and soft costs, construction, tele/data cabling, security, furniture, moving, etc.

■	Prepare project schedule for each tested building

■	Assist with the analysis of final candidate buildings

■	Assist with the development of technical terms of lease

■	Assist with the development of tenant improvement terms

■	Review lease and work letter draft

■	Assist with the negotiation with landlord on work letter issues

■	Define lease milestone dates

■	Support negotiating team and tenant as required
          Design Management
■	Represent Client during design process

■	Kick off design process — set goals and objectives

■	Manage schematic design — architectural and engineering

■	Prepare preliminary tenant improvement budget based upon schematic design

■	Provide value engineering of alternate methods and systems; provide detailed breakout budgeting of options as appropriate

■	Review schematic design with user and obtain user approval

■	Manage design development process

■	Coordinate information between tenant and team members

■	Update budget based upon design development

■	Provide further value engineering based upon design development

■	Review design development with user and obtain user approval

■	Update project schedule

■	Manage construction document production

■	Provide input to constructability, methods and materials

■	Final review all documents prior to bid

EXHIBIT A
SERVICES
          Furniture, Telephone/Data Cabling & Miscellaneous Requirements
■	Determine requirements for furniture, tele/data cabling and security (F,T/D&S)

■	Represent Client in the procurement of F,T/D&S as appropriate

■	Identify and qualify consultants as required for F,T/D&S

■	Negotiate consultant’s contracts for F,T/D&S

■	Manage design of F,T/D&S

■	Review design criteria with Client

■	Manage bid document preparation

■	Pre-qualify appropriate contractors and vendors

■	Prepare detailed RFP and solicit proposals

■	Receive and review proposals, interview candidates and recommend award of contracts

■	Prepare and negotiate final contracts

■	Prepare and release purchase orders/contracts

■	Expedite and track orders

■	Coordinate delivery, installation and punchlist
          Construction Purchasing and Administration
■	Represent Client during construction phase

■	Identify and assist with the municipal permitting process

■	Coordinate the filing of the building permit application (if required by project timing)

■	Pre-qualify appropriate general contractors

■	Solicit input from Client and agree upon final bid list

■	Prepare detailed construction RFP coordinating requirements of the building and lease

■	Solicit proposals from pre-qualified general contractors

■	Receive, review and qualify proposals — prepare detailed bid analysis

■	Interview general contractor candidates

■	Prepare final recommendation and terms of award

■	Prepare and negotiate general contractor contract

■	Conduct construction kick off meeting

■	Attend and chair regular project meetings including architect, engineer, building management, contractors, etc.

■	Coordinate all vendors and contractors with landlord requirements

■	Issue monthly project progress reports

■	Review and process contractor and vendor payments

■	Monitor and control construction costs, issue monthly project anticipated cost reports

■	Review and process requests for changes in scope including cost and/or time. Negotiate on behalf of Client as required

■	Monitor and report schedule status

■	Consult as required to avoid construction conflicts

■	Mediate construction conflicts that do occur

■	Ensure completion of punchlist and receipt of proper contract close out documentation

■	Review and process final payments and lien documentation
          Relocation Assistance
■	Identify and meet with Client to understand move requirements

■	Pre-qualify potential moving companies

■	Prepare detailed request for proposal for move services

■	Solicit, receive and review proposals

■	Interview candidates and make award recommendation

■	Meet with user groups to familiarize them with the move process, coordinate information flow between users and mover

■	Ensure that move documentation is prepared and posted

■	Be on-site during move to coordinate activities

■	Manage contract closeout

EXHIBIT B
PROJECT AUTHORIZATION

1.0 PROJECT
DESCRIPTION:

2.0 LOCATION:

3.0 ESTIMATED RSF:

4.0 ESTIMATED PROJECT SCHEDULE:
The parties expect the Project will commence on                      and be completed by                      (the “Estimated Project Schedule”).
5.0 AUTHORIZED REPRESENTATIVES
Client’s Authorized Representative for the Project shall be                                         , or such other individual as designated by Client from time to time. Manager’s Authorized Representative for the Project shall be                                         , or such other individual as designated by Manager from time to time.
6.0 COMPENSATION
Manager Project Fee consists of the following components:
An estimated Project Management Fee of                                          Dollars ($                    ) for performing the Services described in Exhibit A. The Project Management Fee has been determined in accordance with the provisions in Exhibit C — Project Management Fees.
The Project Fee shall be adjusted as provided in Sections 5.5 and Exhibit C of the Agreement in the event the Estimated RSF or Estimated Project Schedule are increased by more than five percent (5%).

[List other fee components, if any, here]
Client	Manager
GRUBB & ELLIS MANAGEMENT
SERVICES, INC.

By:	By:

Name:	Name:

Its:	Its:

EXHIBIT C
PROJECT MANAGEMENT FEES
1.0 COMPENSATION
Manager shall be paid a Project Fee for the Project equal to five percent (5%) of the total project costs for the Project, including without limitation, all costs of architects, engineers, consultants involved in design and construction, and all construction costs (“Total Project Costs”). Manager’s Project Fee shall be paid monthly on the tenth (10th ) day of each month based on the Total Project Costs actually paid by Client for the immediately preceding month.
2.0 HOURLY RATES FOR CONSULTING SERVICES AND ADDITIONAL SERVICES
The Project Fee for (A) consulting assignments, and (B) the increase in the Project Fee for Additional Services of Manager, shall be determined by multiplying the hourly rates set forth below by the actual number of hours devoted to the performance of said services by the following Manager personnel:

Position:	Hourly Rate:
Project Manager	$150/hour

However, this rate will be increased annually, on the anniversary of the date of this Agreement, to a new rate agreed upon by the parties if Manager’s costs increase. If no agreement is reached, then the existing rate will apply for 30 days after the anniversary date, but after that time, Manager may cease providing such consulting and Additional Services.
The parties will mutually agree on market-based rates for any other personnel of Manager providing such planning and consulting services and/or Additional Services with respect to a Project.
The parties may convert Manager’s estimate of the required number of hours for a consulting assignment or Additional Services to a lump sum fee by mutual agreement; in that event, the lump sum fee shall be set forth in the Project Authorization.

3.0 REIMBURSABLE EXPENSES
In addition to the Project Fee, reimbursable expenses will be billed at actual cost, and will include the following expenses: project management software costs (if a separate license must be acquired), reproduction of drawings, messenger service, overnight delivery, long distance telephone charges, cellular expenses, facsimiles, local and out-of-town travel, parking, and, if required to stay overnight from time to time, lodging and meals.